PRESS RELEASE                               FOR FURTHER INFORMATION CONTACT:
October 26, 2000                            Robert W. King
                                            President & CEO
                                            Hardin Bancorp, Inc.
                                            201 Northeast Elm Street
                                            Hardin, MO  64035

                                            (660)  398-4312
                                            (660) 398-4317 FAX


                         DICKINSON FINANCIAL CORPORATION
                         TO ACQUIRE HARDIN BANCORP, INC.

         HARDIN, MO. - Dickinson Financial Corporation and Hardin Bancorp, Inc. (NASDAQ; HFSA) announced today that they have entered into a definitive agreement and plan of merger for Dickinson to acquire Hardin's stock in a transaction which would be valued at $21.75 in cash for each share outstanding. The transaction is expected to be completed during the first quarter of 2001, pending regulatory approval and approval by Hardin's shareholders.

         Hardin Bancorp, Inc. is the parent company of Hardin Federal Savings Bank, whose three offices will become branches of one of Dickinson Financial Corporation's subsidiaries, Bank Midwest, N.A. "We are excited about the opportunity to expand in our existing markets of Richmond and Excelsior Springs and to add a presence in Hardin, Missouri as well" said Rick Smalley, Dickinson's President. "We sincerely believe that the combination of Hardin Federal Savings Bank with Bank Midwest will be very positive for everyone because both organizations have a strong commitment to meeting the financial needs of the individual residents of the communities they serve, and to helping support the communities as a whole."

         Robert King, Chief Executive Officer of Hardin Federal, stated "The customers of both Hardin Federal and Bank Midwest will benefit from the joining of our two banks by having access to a greater variety of products and services and more banking locations. That fact, combined with the value of the offer to our shareholders, makes this a very favorable transaction for everyone."

         Dickinson Financial Corporation, a privately held regional financial services company with approximately $2.7 billion in assets, is the holding company for Bank Midwest, N.A. headquartered in Kansas City, Armed Forces Bank, N.A. headquartered at Ft. Leavenworth, Air Academy National Bank headquartered in Colorado Springs, and Armed Forces Bank of California, N.A. headquartered in San Diego. Dickinson Financial Corporation, headquartered in Kansas City, Missouri, employs more than 1,200 people through its affiliates which operate in Kansas, Missouri and eleven other states throughout the United States.

         Hardin Bancorp, with approximately $143 million in assets, is the parent company of Hardin Federal Savings Bank which has offices in Hardin, Richmond and Excelsior Springs, Missouri.

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